Exhibit 14

Code of Ethics
for Senior Financial Officers
and the Principal Executive Officer
of
Community Bancorp.

Community Bancorp. (the "Company") is committed to conducting its business in compliance with all the applicable laws and regulations in all jurisdictions in which it operates and in accordance with high standards of business conduct. The Company strives to maintain the highest standard of accuracy, completeness and disclosure in its financial dealings, records and reports. These standards serve as the basis for managing the Company's business, for meeting the Company's duties to its shareholders and for maintaining compliance with financial reporting requirements. All of the Company's financial executives must agree to comply with the following principles, and the Chief Executive Officer, in his or her capacity as the Company's principal executive officer, to whom all senior financial officers ultimately report, will promote and support this Code of Ethics, and, to the extent consistent with his or her duties and responsibilities, comply with the principles hereby established.

     Financial officers hold an important and elevated role in corporate governance and are uniquely capable and empowered to ensure that stakeholders' interests are appropriately balanced, protected and preserved. The principles set forth herein embody rules regarding individual and peer responsibilities, as well as responsibilities to the company, the public and other stakeholders.

     Each senior financial officer of the Company will adhere to and advocate the following principals and responsibilities governing his or her professional and ethical conduct, each to the best of his or her knowledge and ability:
1.	Act with honesty and integrity and in an ethical manner, avoiding actual or apparent conflicts of interest in personal and professional relationships.
2.

Promptly disclose to the Company, through the General Counsel, any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest between personal and professional relationships.

3.	Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.
4.	Comply with rules and regulations of federal, state, provincial and local governments and other appropriate and private and public regulatory agencies.
5.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.
6.	Use good business judgment in the processing and recording of all financial transactions.
7.

Respect the confidentiality of information acquired in the course of the Company's business, except when authorized or otherwise legally obligated to disclose such information, and not use confidential information so acquired for personal advantage.

8.	Share knowledge and maintain skills important and relevant to his or her constituents' needs.
9.	Promote ethical behavior among constituents in the work environment.
10.	Achieve responsible use of and control over all assets and resources employed or entrusted to him or her.
11.	Comply with generally accepted accounting standards and practices, rules, regulations and controls.
12.

Ensure that accounting entries are promptly and accurately recorded and properly documented and that no accounting entry intentionally distorts or disguises the true nature of any business transaction.

13.	Maintain books and records that fairly and accurately reflect the Company's business transactions.
14.	Sign only those documents that he or she believes to be accurate and truthful.
15.	Devise, implement and maintain sufficient internal controls to assure that financial record keeping objectives are met.
16.	Prohibit the establishment of any undisclosed or unrecorded funds or assets for any purpose and provide for the proper and prompt recording of all disbursements of funds and all receipts.
17.	Not knowingly be a party to any illegal activity or engage in acts that are discreditable to the profession or the Company.
18.	Respect and contribute to the legitimate and ethical objectives of the Company.
19.	Engage in only those services for which he or she has the necessary knowledge, skill and expertise.
20.

Not make, or tolerate to be made, false or artificial statements or entries for any purpose in the books and records of the Company or in any internal or external correspondence, memoranda, or communication of any type, including telephone or wire communications.

21.	Report to the Company, through the General Counsel any situation where the Code of Ethics, the Company's standards or the laws are being violated.
The Company's General Counsel is Primmer and Piper, P.C. and our primary contact with the firm is Denise Deschenes at the St. Johnsbury Office.

Those required to comply with this Code of Ethics understand that failure to comply with this Code of Ethics will not be tolerated by the Company and that deviations therefrom or violations thereof will result in serious consequences, which may include, but may not be limited to, serious reprimand, dismissal or other legal actions.

The parties subject to this Code of Ethics will acknowledge in writing that they agree to comply with these requirements.

Acknowledged and agreed to this ____ day of _________________, 20__,

____________________________________

Signature